INSIDER TRADING POLICY LESLIE’S, INC.

Effective: August 13, 2024

PURPOSE

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Leslie’s, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers and employees of the Company and its subsidiaries together with certain other persons whom the Company has notified that they are subject to this Policy, such as contractors or consultants who have access to material nonpublic information (collectively, “Insiders”).

This Policy applies to any family members who reside with an Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such Insider’s household, and any family members who do not live in such household but whose transactions in Company Securities (as defined below) are directed by the Insider or are subject to the Insider’s influence or control, such as parents or children who consult with the Insider before they trade in Company Securities (collectively referred to as “Family Members”). This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to an Insider or that person’s Family Members.

This Policy also applies to any entities that an Insider influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”).

Insiders are responsible for the transactions of their Family Members and Controlled Entities, and you should therefore make your Family Members and Controlled Entities aware of the need to confer with you before they trade in any securities of the Company (collectively referred to in this Policy as “Company Securities”) or any of its Business Partners (as defined below), and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Insiders, their Family Members and their Controlled Entities are collectively referred to in this

Policy as “Covered Persons.”

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions (including gifts) in Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. This Policy also applies to transactions (including gifts) in the stock or other securities of the Company’s current customers, vendors or other suppliers, preexisting or prospective contract counterparties and other business partners known to an Insider (collectively, “Business Partners”) when a Covered Person is aware of material nonpublic information about such Business Partner as a result of the Covered Person’s employment or relationship with the Company.

TRANSACTIONS NOT SUBJECT TO THE POLICY

This Policy does not apply to transfers of shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control), sales of Company Securities as a selling stockholder in a registered public offering in accordance with applicable securities laws or any other purchase of Company Securities from the Company or sales of Company Securities to the Company in accordance with applicable securities and state laws.

In addition, this Policy does not apply in the case of the following transactions, except as specifically noted:

1.
Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a Covered Person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.
Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock, including without limitation, a market sale to satisfy tax withholding requirements.

3.
401(k) Plan: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to such person’s payroll deduction election. This Policy does apply, however, to certain elections a Covered Person may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against the 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.
Dividend Reinvestment Plan: This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from a Covered Person’s reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary open market purchases of Company Securities resulting from additional contributions a Covered Person may choose to make to the dividend reinvestment plan, and to such person’s election to participate in the plan or increase such person’s level of participation in the plan. This Policy also applies to the open market sale of any Company Securities purchased pursuant to the plan.

In addition, transactions in mutual funds that are invested in Company Securities, or the stock or other securities of any Business Partners about which a Covered Person is aware of material nonpublic information as a result of such person’s employment or other relationship with the Company, are not transactions subject to this Policy as long as (a) no Covered Person controls the investment decisions on individual stocks within the fund and (2) Company Securities or the Business Partner’s securities, as applicable, do not represent a substantial portion of the assets of the fund.

SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. It therefore is the Company’s policy that any Covered Persons may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading: Short-term trading of Company Securities may be distracting to Insiders and may unduly focus Covered Persons on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities by Covered Persons are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Person is trading based on material nonpublic information and focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Covered Person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits Covered Persons from engaging in such transactions.

Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is aware of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a Covered Person determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance & Blackouts.”

INDIVIDUAL RESPONSIBILITY

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions prohibited under this Policy while aware of material nonpublic information.

Each Insider is responsible for making sure that they comply with this Policy, and that any Family Members or Controlled Entities whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel or any other individual pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Covered Persons could be subject to severe legal penalties and Insiders could be additionally subject to disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

STATEMENT OF POLICY

It is the policy of the Company that no Covered Person who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members, Controlled Entities or other persons or entities, or otherwise:

5.
Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to the Policy” and “Rule 10b5-1 Plans;”

6.
Recommend the purchase or sale of any Company Securities;

7.
Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

8.
Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person who, as a result of such person’s employment or other relationship with the Company, is aware of material nonpublic information about any of the Company’s Business Partners, may (1) trade in that Business Partner’s securities; (2) recommend the purchase or sale of that Business Partner’s securities; (3) disclose such information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms; or (4) assist anyone engaged in the above activities.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s or a Business Partner’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
Projections of future earnings or losses, or other earnings guidance;
•
Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•
A pending or proposed merger, acquisition, tender offer or other strategic transaction;
•
A pending or proposed acquisition or disposition of a significant asset;
•
A pending or proposed joint venture;
•
A Company restructuring;
•
Significant related party transactions;
•
A change in dividend policy, the declaration of a stock split, the repurchase of securities, or an offering of additional securities;
•
Bank borrowings or other financing transactions out of the ordinary course;
•
The establishment of a repurchase program for Company Securities;
•
A change in the Company’s pricing or cost structure;
•
Major marketing changes;
•
A change in management or directors;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
Development of a significant new product, process, or service;
•
Pending or threatened significant litigation, investigations or regulatory actions or proceedings, or the resolution of such matters;
•
Impending bankruptcy or the existence of severe liquidity problems;

•
The gain or loss of a significant customer or supplier;
•
Material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•
Major environmental incidents;
•
Significant cybersecurity incidents; and
•
The imposition of a ban on trading in Company Securities or the securities of another company.

If you are unsure whether information is material, you should either consult the General Counsel before making any decision to disclose such information (other than to such persons within the Company who need to know it to perform their responsibilities) or to trade in or recommend securities to which that information relates or assume that the information is material.

When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

PRE-CLEARANCE & BLACKOUTS

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while aware of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures: Directors, officers (vice president or higher), accounting and finance employees with the title of manager or higher, investor relations employees that assist with earnings releases, legal department employees that assist with preparing SEC filings, merchandising employees with the title of director or higher, mergers and acquisitions employees with the title of director or higher, any employees on the Company’s disclosure committee, and any persons designated by the General Counsel as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Covered Senior Persons”), may not engage in any transaction in Company Securities (including adopting, modifying, suspending or terminating a Rule 10b5-1 Plan) without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a Covered Person seeks pre-clearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. Further, the General Counsel may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Company’s Chief Executive Officer or Chief Financial Officer.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

If a Covered Senior Person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such Covered Senior Person must promptly notify the General Counsel following the completion of the transaction. A Covered Senior Person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel.

Quarterly Blackout Periods: Covered Senior Persons may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning after the close of trading fourteen calendar days prior to the end of each fiscal quarter and ending at the close of trading on the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, Covered Senior Persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the second full trading day following the public release of the Company’s quarterly earnings and ending at the close of trading fourteen days prior to the close of the next fiscal quarter.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few individuals, such as a cybersecurity incident. So long as the event remains material and nonpublic, the Insiders designated by the General Counsel, together with their Family Members and Controlled Entities, may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in

Company Securities even sooner than the typical Blackout Period described above. In that situation, the General Counsel may notify these Insiders that they, together with their Family Members and Controlled Entities, may not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you, your Family Members and your Controlled Entities are prohibited from trading while aware of material nonpublic information.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions described above do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Not Subject to the Policy.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described under the heading “Rule 10b5-1 Plans.”

RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a Covered Person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meet certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and meet the requirements of Rule 10b5-1(c). A Rule 10b5-1 Plan must be entered into, and may only be modified, suspended or terminated, at a time when the person entering into the plan is not aware of material nonpublic information and during a Window Period (if the person adopting the Rule 10b5-1 Plan is a Covered Senior Person). The plan must either specify the amount, pricing and timing of transactions in advance (either explicitly or through a written formula or algorithm, or computer program, for determining such terms) or delegate discretion on these matters to an independent third party. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Rule 10b5-1 Plans must comply with the requirements set forth in Addendum A to this Policy.

The establishment, modification, suspension or termination Rule 10b5-1 Plan must be submitted for approval by any Covered Senior Person five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is aware of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance & Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

COMPANY TRANSACTIONS

From time to time, the Company may engage in transactions in Company Securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in Company Securities.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, a Covered Person’s failure to comply with this Policy may subject the applicable Insider to Company-imposed sanctions, including dismissal for cause, whether or not the Insider’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel, who can be reached by telephone at (602) 366-3718 or by e-mail at blindquist@lesl.com.

CERTIFICATION

All Insiders will be required to certify their understanding of and intent to comply with this Policy periodically.

ACKNOWLEDGEMENT AND CERTIFICATION

I certify that:

9.
I have read and understand the Company’s Insider Trading Policy (the “Policy”).
10.
I understand that the General Counsel is available to answer any questions I have regarding the Policy.
11.
Since August 13, 2024, or such shorter period of time that I have been with the Company, I have complied with the Policy.
12.
I will continue to comply with the Policy for as long as I am subject to the Policy

_________________________ Signature	Date: ______________________
_________________________ Name (Please Print)

Addendum A to Insider Trading Policy

Rule 10b5-1 Trading Plan Guidelines

These Rule 10b5-1 Trading Plan Guidelines are applicable to any person subject to the Company’s Insider Trading Policy:

1.
Every Rule 10b5-1 Trading Plan must be in writing and signed by the person entering into the Rule 10b5-1 Trading Plan.

2.
Every Rule 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the provisions of Rule 10b-5 or Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The person adopting the Rule 10b5-1 Trading Plan must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.

3.
Directors and officers (“Section 16 Officers”), as defined in Rule 16a-1(f) under the Exchange Act, and their Family Members and Controlled Entities, must include the following certifications in the Rule 10b5-1 Trading Plan: at the time of adoption of the Rule 10b5-1 Trading Plan,(1) such person is not aware of any material non-public information about the Company or Company Securities; and (2) such person is adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

4.
Every Rule 10b5-1 Trading Plan must be entered into during a Company “Window Period” that is not closed (both as described in the Company’s Insider Trading Policy), if the person adopting the Rule 10b5-1 Trading Plan is a Covered Senior Person.

5.
Every Rule 10b5-1 Trading Plan must also be entered into when the person adopting the Rule 10b5-1 Trading Plan is not aware of any material nonpublic information about the Company.

6.
The person entering into the Rule 10b5-1 Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.

7.
Every Rule 10b5-1 Trading Plan must provide that the first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:

•
For directors or Section 16 Officers (and their Family Members and Controlled Entities), the later of (a) two (2) business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (b) ninety (90) calendar days after adoption of the Rule

10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed one hundred twenty (120) days.

•
For all other persons subject to the Insider Trading Policy, thirty (30) days after the adoption of the Rule 10b5-1 Trading Plan.
8.
A person may not have more than one Rule 10b5-1 Trading Plan in place at a time and overlapping plans are not permitted, except as follows:
•
Two separate Rule 10b5-1 Trading Plans can be in effect at the same time (but not trading at the same time) so long as the later-commencing Rule 10b5-1 Trading Plan meets all the conditions set forth in Rule 10b5-1. Please consult the General Counsel with any questions regarding overlapping plans.
•
A series of Rule 10b5-1 Trading Plans with different broker-dealers or other agents that may be treated as a single Rule 10b5-1 Trading Plan, provided that such plans with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of, and remain collectively subject to, Exchange Act Rule 10b5-1(c)(1).

•
A person may have additional Rule 10b5-1 Trading Plans so long as they are Sell-to-Cover Plans. A “Sell-to-Cover Plan” is a contract, instruction, or plan that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock, restricted stock units or stock appreciation rights (but not options), and the person adopting the Rule 10b5-1 Trading Plan does not otherwise exercise control over the timing of such sales. Prior to adoption, a Sell-to-Cover Plan must meet all other requirements set forth in this Addendum A, other than the limitations set forth in paragraphs 8 and 9.
9.
Other than a Sell-to-Cover Plan as described in paragraph 8 above, an individual may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.

10.
Every Rule 10b5-1 Trading Plan must fully comply with all requirements of Rule 10b5-1 of the Exchange Act, including, without limitation, the requirement that the Rule 10b5-1 Trading Plan either (a) expressly specify the amount, price and date of the sales (or purchases) of the Company’s stock to be effected; (b) provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s stock, the quantity to sell (or purchase) and the price; or (c) delegate decision-making authority with regard to these transactions to someone without any material nonpublic information about the Company (for the avoidance of doubt, the insider may not subsequently influence how, when, or whether to effect purchases or sales).

11.
Every Rule 10b5-1 Trading Plan must provide for procedures to notify the Company in connection with any transaction under the 10b5-1 Trading Plan so as to allow for the person adopting the Rule 10b5-1 Trading Plan to comply with his or her obligations under Section 16 of the Exchange Act.

12.
Every Rule 10b5-1 Trading Plan must fully comply with Rule 144 of the Securities Act of 1933, as amended, including, without limitation, the Form 144 filing requirements and the volume limitations for every “rolling” three-month period.

13.
Every Rule 10b5-1 Trading Plan must provide that prior to any early termination of the Rule 10b5-1 Trading Plan, the person terminating the Rule 10b5-1 Trading Plan has consulted with, and received the approval of, the Company’s General Counsel.
14.
Every Rule 10b5-1 Trading Plan must be approved in advance by the Company’s General Counsel.

15.
Any modification, suspension, termination or amendment to an approved Rule 10b5-1 Trading Plan must be approved in advance by the Company’s General Counsel, must be entered into during a Company “Window Period” that is not closed (both as described in the Company’s insider trading policies) if the person adopting the Rule 10b5-1 Trading Plan is a Covered Senior Person, and must also be entered into when the person adopting the Rule 10b5-1 Trading Plan is not aware of any material nonpublic information about the Company. Such change must also comply with the cooling-off period described in paragraph 7. Modifications to terms impacting the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and the adoption of a new Rule 10b5-1 Trading Plan.

* * * * *

Note: Notwithstanding any approval of a Rule 10b5-1 Trading Plan, the Company and all of its employees and agents assume no liability for the consequences of any transaction made pursuant to any such Rule 10b5-1 Trading Plan.

The Company is required to disclose the material terms of Rule 10b5-1 Trading Plans entered into by directors and Section 16 Officers, other than with respect to price, in the Company’s Form 10-Q or Form 10-K for the quarter in which the Rule 10b5-1 Plan was adopted, modified, or terminated.

If you have any doubts as to your responsibilities under these guidelines, seek clarification and guidance from the Company’s General Counsel before you act. Do not try to resolve uncertainties on your own.

Checklist for

Section 16 Officers, Directors and Other Designated “Insiders”

Insiders should ask the following questions and take the following actions before making any purchase, sale or other transfer of Company Securities. Please note that this checklist provides guidance with respect to Company Securities transactions only, and Covered Persons should consult the Leslie’s, Inc. (the “Company”) Insider Trading Policy (the “Policy”) for additional information regarding transactions in the stock or other securities of any of the Company’s Business Partners. Definitions for capitalized terms not defined herein can be found in the Company’s Insider Trading Policy.

This checklist is intended only as a supplemental tool for the purpose of assisting Insiders in their efforts to comply with the Policy, and use of this checklist should not be considered a substitute for compliance with the Policy. The Company urges you to consult the Policy in its entirety prior to any transaction in Company securities or the stock or other securities of any Business Partner. This checklist is not legal advice. Please contact the General Counsel if you have any questions relating to this checklist or the Policy.

1.
Have I previously adopted a Rule 10b5-1 Trading Plan in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines with respect to the trade? If “yes,” then stop here – a trade pursuant to the terms of your Rule 10b5-1 Plan can occur. If “no,” then go to question 2.

2.
Are we inside a window period? If “no,” then stop here – you cannot trade in Company stock. If “yes,” then go to question 3.

3.
If we are inside a window period, have I received notification that the window has not been opened or has been closed? If “yes,” then stop here – you cannot trade in Company stock. If “no,” then go to question 4.

4.
Do I have material nonpublic information about the Company? If “yes,” then stop here – you cannot trade in Company stock. If “no,” then go to question 5.

5.
Have I purchased any Company stock (or has anyone purchased any Company stock with respect to which I am deemed a “beneficial owner”) within the last six months? If “yes,” then you cannot sell stock, but you may buy stock subject to the pre-clearance procedures discussed in question 7.

6.
Have I sold any Company stock (or has anyone sold any Company stock with respect to which I am deemed a “beneficial owner”) within the last six months? If “yes,” then you cannot buy stock, but you may sell stock subject to the pre-clearance procedures discussed in question 7.

APPLICABLE TO COVERED SENIOR PERSONS ONLY:

7.
Have I pre-cleared my transaction with the Company’s General Counsel at least two business days in advance of the transaction? If “no,” then you must do so by contacting the General Counsel and completing the pre-clearance review (email blindquist@lesl.com). You must affirmatively hear back from the General Counsel for pre-clearance to be effective; no response does not mean that you have been pre-cleared. If “yes,” then go to question 8.

8.
After receiving pre-clearance, the transaction must be executed within five business days. You may not execute the transaction if you subsequently become aware of material nonpublic information after receiving pre-clearance. You should request that a transaction confirmation be promptly sent to the Company so that the appropriate Form 4 may be timely filed with the SEC (the Form 4 must be filed with the SEC within two business days of the transaction).